Exhibit 99.1

As described in its Current Report on Form 8-K filed on August 21, 2012, the Company has recasted operating results for all periods covered in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “2011 Form 10-K”), filed on February 28, 2012, in order to give effect to the discontinuation of the Company's Entertainment business. The Selected Financial Data that follows revises the information included in the 2011 Form 10-K in order to reflect that recasting and the discontinuation of the Entertainment business and should be read in consultation with the recast financial statements and schedules included as exhibits to the Current Report on Form 8-K filed on August 21, 2012.

Item 6.        SELECTED FINANCIAL DATA

In millions, except per share and employee and contractor amounts
For the years ended December 31	2011	2010	2009	2008	2007
Continuing Operations (a)
Revenue	$5,291	$4,711	$4,579	$5,300	$4,957
Income from operations	$212	$149	$134	$328	$224
Other (expense) income, net	$(3)	$(11)	$(31)	$16	$51
Income tax (benefit) expense	$51	$(11)	$8	$70	$68
Income from continuing operations attributable to NCR Common Stockholders (c)	$146	$144	$82	$253	$183
Income (loss) from discontinued operations, net of tax	$(93)	$(10)	$(115)	$(25)	$91
Basic earnings (loss) per common share attributable to NCR common shareholders:
From continuing operations (a,c)	$0.92	$0.90	$0.52	$1.53	$1.02
From discontinued operations	$(0.58)	$(0.06)	$(0.73)	$(0.15)	$0.50
Total basic earnings (loss) per common share	$0.34	$0.84	$(0.21)	$1.38	$1.52
Diluted earnings (loss) per common share attributable to NCR common shareholders:
From continuing operations (a,c)	$0.91	$0.89	$0.51	$1.51	$1.00
From discontinued operations	$(0.58)	$(0.06)	$(0.72)	$(0.15)	$0.50
Total diluted earnings (loss) per common share	$0.33	$0.83	$(0.21)	$1.36	$1.50
Cash dividends per share	$—	$—	$—	$—	$—
As of December 31
Total assets	$5,591	$4,361	$4,094	$4,255	$4,780	(b)
Total debt	$853	$11	$15	$308	$308	(b)
Total NCR stockholders' equity	$785	$883	$564	$440	$1,757	(b)
Number of employees and contractors	23,500	21,000	21,500	22,400	23,200	(b)

(a)
Continuing operations exclude the results of the Teradata Data Warehousing business which was spun-off through a tax free distribution to the Company's stockholders on September 30, 2007, costs and insurance recoveries relating to certain environmental obligations associated with discontinued operations, including the Fox River, Japan and Kalamazoo matters, the closure of NCR's EFT payment processing business in Canada, the results from our healthcare solutions business and the divestiture of our Entertainment business.

(b)	Reflects NCR's assets, debt, stockholders' equity and number of employees and contractors from continuing operations following the spin-off of Teradata on September 30, 2007.

(c)	The following income (expense) amounts, net of tax are included in income from continuing operations for the years ended December 31:

In millions	2011	2010	2009	2008	2007
Impairment charges	$—	$(9)	$(30)	$—	$—
Acquisition related costs	(36)	—	—	—	—
Legal settlements and charges	2	(5)	(4)	(8)	—
Japan valuation reserve release	—	39	—	—	—
Incremental costs directly related to the relocation of the worldwide headquarters	—	(11)	(4)	—	—
Organizational realignment initiative	—	—	—	(45)	—
Net gains from sales of real estate	—	—	—	13	—
Manufacturing realignment initiative	—	—	—	—	(38)
Japan realignment initiative	—	—	—	—	(18)
Costs related to Teradata spin-off	—	—	—	—	(12)
Tax adjustments	—	—	—	—	(10)
Total	$(34)	$14	$(38)	$(40)	$(78)